Pricing Supplement Dated March 20, 2007
(To Prospectus dated June 5, 2006 and
Prospectus Supplement dated June 15, 2006)
THE BANK OF NEW YORK COMPANY, INC.
Rule 424(b)(2)
File Nos. 333-134738,
333-134738-01, 333-134738-02, 333-134738-03,
333-134738-04 and 333-134738-05.

Senior Medium-Term Notes Series G, U.S. $ Fixed Rate and U.S. $ Floating Rate
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Senior Medium-Term Notes Series G
(U.S. $ Fixed Rate)
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Trade Date: March 20, 2007		Original Issue Date: March 23, 2007
Principal Amount: $250,000,000	Net Proceeds to Issuer: $249,382,500
Price to Public: 99.803%, plus accrued interest, if any, from March 23, 2007 Commission/Discount: 0.050%
Agent's Capacity:   x  Principal Basis   __  Agency Basis

Maturity Date: March 23, 2012

Interest Payment Dates: Interest pays semi-annually on each March 23 and September 23, commencing
September 23, 2007 and ending on maturity date (or next business day, modified following)

Interest Rate:  5.000% per annum
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Senior Medium-Term Notes Series G
(U.S. $ Floating Rate)
______________________________________________________________________

Trade Date: March 20, 2007		Original Issue Date: March 23, 2007
Principal Amount: $500,000,000	Net Proceeds to Issuer: $499,750,000
Price to Public: 100.00%, plus accrued interest, if any, from March 23, 2007 Commission/Discount: 0.050%
Agent's Capacity:   x  Principal Basis   __  Agency Basis

Maturity Date: March 23, 2012

Interest Payment Dates: Interest pays quarterly on the 23rd day of March, June, September and
December of each year, commencing June 23, 2007 and ending on maturity date (or next business day, modified following adjusted)

Interest Rate:  3-month LIBOR + 10 basis points

Initial Interest Rate: 3-Month LIBOR + 10 basis points determined on the second London Banking Day preceding the Original Issue Date

Interest Reset Dates:  Quarterly on the 23rd day of March, June,
September and December of each year, commencing June 23, 2007

Interest Rate Basis:  LIBOR  (the designated LIBOR Page shall be
Reuters page LIBOR01 and the LIBOR Currency shall be U.S. Dollars)

Index Maturity:  3-Month

Spread:  + 10 basis points

Interest Rate Determination Dates: The second London Banking Day preceding the related Interest Reset Date

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Form:		 x 	Book Entry
		__	Certificated

Redemption:	 x 	The Notes cannot be redeemed prior to maturity
		__	The Notes may be redeemed prior to maturity

Repayment:	 x 	The Notes cannot be repaid prior to maturity
		__	The Notes can be repaid prior to maturity at the
			option of the holder of the Notes

Discount Note:	__Yes	 x No

Defeasance: The defeasance and covenant defeasance provisions of the Senior Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes.

Plan of Distribution: The Notes described herein are being purchased, severally and not jointly, by each of the agents named in the below table (the "Agents"), each as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes."

Agent
Aggregate Principal Amount of Notes to be Purchased


Fixed Rate Notes
Floating Rate Notes
Total
Deutsche Bank Securities Inc.
$ 75,000,000
$150,000,000
$225,000,000
Lehman Brothers Inc.
$ 75,000,000
$150,000,000
$225,000,000
BNY Capital Markets, Inc.
$ 33,500,000
$ 67,000,000
$100,500,000
Banc of America Securities LLC
$ 33,250,000
$ 66,500,000
$99,750,000
Merrill Lynch, Pierce, Fenner &
Smith Incorporated
$ 33,250,000
$ 66,500,000
$99,750,000
	Total:
$250,000,000
$500,000,000
$750,000,000

An affiliate of Deutsche Bank Securities Inc. is the trustee under the indenture pursuant to which the Notes will be issued.